Exhibit 99.1

FOR IMMEDIATE RELEASE

Handy & Harman Ltd. Subsidiary Lucas-Milhaupt, Inc.
Acquires Wolverine Joining Technologies

WHITE PLAINS, N.Y., April 29, 2013- Global diversified manufacturer Handy & Harman Ltd. (NASDAQ(CM): HNH) announced today that Lucas-Milhaupt, Inc., an indirect wholly owned subsidiary of HNH, has acquired the assets of Wolverine Joining Technologies, a wholly owned subsidiary of Wolverine Tube.

The acquisition of the Warwick, R.I.-based company, which will operate as Lucas-Milhaupt Warwick LLC, provides Lucas-Milhaupt, a global leader in brazing technology, with both a primary domestic mill for brazing consumables and an expanded customer base in key market sectors. The transaction also points to HNH's strategy of strengthening its market position in the industries in which its subsidiary companies operate, enabling its subsidiaries to both better serve their existing customers and develop new ones.

“These types of acquisitions are aimed at generating high returns on the capital we are investing, and building value for our shareholders,” said Jack Howard, HNH's vice chairman. “We will continue to seek out synergistic acquisition opportunities and focus on high margin products and innovative technologies. We believe this approach will further bolster Handy & Harman's position as a leading global company; one that continues to provide the superior quality and service that our customers expect.”

Bringing Wolverine Joining Technologies into the fold marks the third strategic acquisition made by an HNH company over the past six months:

•	In November 2012, Lucas-Milhaupt acquired alloy maker Inmet Metal Processing Plant Ltd., Gliwice, Poland. It has since been renamed Lucas-Milhaupt Gliwice.

•
In December 2012, HNH indirect wholly owned subsidiary OMG, the largest U.S. manufacturer of fasteners and products for commercial and residential construction applications, purchased W.P. Hickman Company, Asheville, N.C. The acquired entity conducts its business as Hickman Engineered Systems, an OMG Roofing Products Company.

Wolverine Joining Technologies manufactures a variety of silver and copper-based brazing and soldering filler metals and fluxes for the appliance, construction and metal-working industries. The company is also a supplier to original equipment manufacturers (OEMs) and distributors in the HVAC and plumbing aftermarkets. By acquiring Wolverine Joining Technologies, Lucas-Milhaupt increases its capacity to produce brazing filler metals and fluxes, and broadens its platform for continued global expansion. Lucas-Milhaupt Inc. is headquartered in Milwaukee.

“We are pleased with this acquisition, as Wolverine Joining Technologies has more than 60 years of market experience, pioneering several new technologies for the industry,” said Phil Malliet, president and CEO of Lucas-Milhaupt, Inc. “We believe the addition of their alloy-making expertise and in-house process design capabilities fit well into the Lucas-Milhaupt family of companies, and provide significant opportunities for technology advancement and growth.”

About Lucas-Milhaupt, Inc.
Lucas-Milhaupt, Inc. is a global leader in the development and application of brazing technologies, with offices throughout North America, Europe and Asia. The company is one of the world's leading suppliers of brazing and soldering materials to the electrical/electronic, appliance, transportation, construction and mining markets worldwide. The company offers a complete selection of metal-joining products, comprehensive fabrication services and knowledgeable technical support to their global network of customers. Website: www.lucasmilhaupt.com.

About Handy & Harman Ltd.
Handy & Harman Ltd. (NASDAQ (CM): HNH) is a diversified manufacturer of engineered niche industrial products with leading market positions in many of the markets it serves. Through its operating subsidiaries, HNH focuses on high margin products and innovative technology and serves customers across a wide range of end markets. HNH's diverse product offerings are marketed throughout the United States and internationally. HNH's companies are organized into five businesses: Joining Materials, Tubing, Engineered Materials, Arlon, and Kasco.

The company sells its products and services through direct sales forces, distributors, and manufacturer's representatives. HNH serves a diverse customer base, including the construction, electronics, telecommunications, home appliance, transportation, utility, medical, semiconductor, aerospace, military electronics, and automotive markets. Other markets served include blade products and repair services for the food industry.

The company is based in White Plains, N.Y., and its common stock is listed on the NASDAQ Capital Market under the symbol HNH. Website: www.handyharman.com.

Contact:
Michael McNamara
Director, Public and Investor Relations
Handy & Harman Ltd.
212-520-2356 or 203-913-3497
mmcnamara@handyharman.com